Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Heramba Electric plc on Form F-4 (No. 333-275903) of our report dated August 16, 2023, which includes an emphasis of matter paragraph relating to the basis of combination to the combined financial statements, with respect to our audits of the combined financial statements of Kiepe Electric Group as of December 31, 2022 and 2021 and January 1, 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY
March 15, 2024